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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

WESTMINSTER CAPITAL, INC.
(Name of Subject Company (Issuer))

WESTMINSTER CAPITAL, INC.
(Names of Filing Persons (Issuer))

COMMON STOCK, PAR VALUE $1 PER SHARE
(Title of Class of Securities)

307351106
(CUSIP Number of Class of Securities)

Keenan Behrle
Executive Vice President
9665 Wilshire Boulevard, Suite M-10
Beverly Hills, California 90212
(310) 278-1930
(Name, Address and Telephone Number of Person Authorized to
Receive Notice and Communications on Behalf of Filing Persons)

With a copy to:

Scott Galer, Esq.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
2029 Century Park East
Suite 2400
Los Angeles, California 90067
(310) 229-1000

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

INTRODUCTORY STATEMENT

        This Amendment No. 3 to Schedule 14D-9 amends and supplements the Schedule 14D-9 initially filed with the Securities and Exchange Commission ("SEC") on April 18, 2002, as amended and supplemented by Amendment No. 1 to Schedule 14D-9 filed with the SEC on April 23, 2002 and Amendment No. 2 to Schedule 14D-9 filed with the SEC on May 9, 2002 (as amended, the "Schedule 14D-9") by Westminster Capital, Inc., a Delaware corporation (the "Company"), relating to the Company's offer to purchase for $2.80 per share any and all of the outstanding shares of the common stock, $1 par value per share (the "Shares"), of the Company. The offer is being made by the Company upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 18, 2002 (as amended and supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal dated April 18, 2002 (the "Letter of Transmittal," which together with the Offer to Purchase constitutes the "Offer"). Copies of the Offer to Purchase and the related Letter of Transmittal have been filed with the Tender Offer Statement on Schedule TO, filed with the SEC on April 18, 2002. Capitalized terms used herein but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.

        The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference in response to all the items of this Amendment No. 3 to Schedule 14D-9, except as otherwise set forth below. You should read this Amendment No. 3 to Schedule 14D-9 together with the Schedule 14D-9 the Company filed with the SEC on April 18, 2002, Amendment No. 1 to Schedule 14D-9 we filed with the SEC on April 23, 2002 and Amendment No. 2 to Schedule 14D-9 we filed with the SEC on May 9, 2002.

ITEM 4. THE SOLICITATION OR RECOMMENDATION.

        Item 4 of Schedule 14D-9 is hereby amended and supplemented by the information set forth in Section 4 in the Amendment and Supplement to the Offer to Purchase, which is incorporated herein by reference.

ITEM 8. ADDITIONAL INFORMATION.

        Item 8 of Schedule 14D-9 is hereby amended and supplemented by the following:

        The information set forth in Section 18 in the Amendment and Supplement to the Offer to Purchase is incorporated herein by reference.

        On May 16, 2002, Westminster extended the Offer until 5:00 p.m., New York City time, on May 24, 2002 and waived the condition allowing Westminster to terminate the Offer arising from the complaint filed on April 19, 2002 in the Delaware Court of Chancery for New Castle County seeking, among other things, preliminary and permanent injunctive relief and an order rescinding the Offer and the awarding of damages to the purported class if the Offer is completed. On May 8, 2002, the Court denied plaintiff's request to schedule a hearing on his motion for a preliminary injunction. The full text of the press release Westminster issued on May 16, 2002 announcing the extension and the waiver of the condition is filed as Exhibit (a)(12) hereto.

ITEM 9. EXHIBITS.

(a)(1)	Offer to Purchase dated April 18, 2002 (incorporated herein by reference to Exhibit (a)(1) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(2) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(4)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(4) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(5)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(5) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(6)	Summary Advertisement published in The New York Times on April 18, 2002 (incorporated herein by reference to Exhibit (a)(6) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(7) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(8)	Letter to Stockholders from the Company (incorporated herein by reference to Exhibit (a)(8) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(9)	Text of Press Release issued by the Company on April 18, 2002 (incorporated herein by reference to Exhibit (a)(9) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(10)	Text of Press Release issued by the Company on April 22, 2002 (incorporated herein by reference to Exhibit (a)(10) of the Tender Offer Statement on Amendment No. 1 to Schedule TO, filed on April 23, 2002).
(a)(11)	Text of Press Release issued by the Company on May 8, 2002 (incorporated herein by reference to Exhibit (a)(11) of the Tender Offer Statement on Amendment No. 2 to Schedule TO, filed on May 9, 2002).
(a)(12)	Text of Press Release issued by the Company on May 16, 2002 (incorporated herein by reference to Exhibit (a)(12) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(13)	Amendment and Supplement to Offer to Purchase, dated May 16, 2002 (incorporated herein by reference to Exhibit (a)(13) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(e)	None.
(g)	None.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 16, 2002
WESTMINSTER CAPITAL, INC.
/s/ WILLIAM BELZBERG
	Name:	William Belzberg
	Title:	Chief Executive Officer

EXHIBIT INDEX

(a)(1)	Offer to Purchase dated April 18, 2002, as amended (incorporated herein by reference to Exhibit (a)(1) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(2) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(4)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(4) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(5)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(5) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(6)	Summary Advertisement published in The New York Times on April 18, 2002 (incorporated herein by reference to Exhibit (a)(6) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(7) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(8)	Letter to Stockholders from the Company (incorporated herein by reference to Exhibit (a)(8) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(9)	Text of Press Release issued by the Company on April 18, 2002 (incorporated herein by reference to Exhibit (a)(9) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(10)	Text of Press Release issued by the Company on April 22, 2002 (incorporated herein by reference to Exhibit (a)(10) of the Tender Offer Statement on Amendment No. 1 to Schedule TO, filed on April 23, 2002).
(a)(11)	Text of Press Release issued by the Company on May 8, 2002 (incorporated herein by reference to Exhibit (a)(11) of the Tender Offer Statement on Amendment No. 2 to Schedule TO, filed on May 9, 2002).
(a)(12)	Text of Press Release issued by the Company on May 16, 2002 (incorporated herein by reference to Exhibit (a)(12) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(13)	Amendment and Supplement to Offer to Purchase, dated May 16, 2002 (incorporated herein by reference to Exhibit (a)(13) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(e)	None.
(g)	None.

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INTRODUCTORY STATEMENT
ITEM 4. THE SOLICITATION OR RECOMMENDATION.
ITEM 9. EXHIBITS.
SIGNATURE
EXHIBIT INDEX